JONES WALKER, LLP
1227 25TH STREET, N.W.
SUITE 200 WEST
WASHINGTON, D.C.  20037

July 27, 2015

Board of Directors
MSB Financial Corp.
1902 Long Hill Road
Millington, New Jersey  08946

RE:           Registration Statement on Form S-8:
Millington Savings Bank Savings Plan

Ladies and Gentlemen:

We have acted as special counsel to MSB Financial Corp., a Maryland corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the issuance of up to _______ shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) to Plan participants as more fully described in the Registration Statement.  You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued in accordance with the terms of the Plan will be validly issued, fully paid, and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the Maryland General Corporation Law and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Jones Walker LLP

JONES WALKER. LLP